EXHIBIT 10.1
SECOND AMENDMENT TO
MATTEL, INC. AMENDED AND RESTATED
2010 EQUITY AND LONG-TERM COMPENSATION PLAN
This Second Amendment (“Second Amendment”) to the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan (as amended, the “2010 Plan”), is made and adopted by the Board of Directors (the “Board”) of Mattel, Inc., a Delaware corporation (the “Company”), on March 19, 2019, effective as of the date of the Annual Meeting that occurs in 2019, provided that it is approved by the Company’s stockholders on that date (the “Second Amendment Date”). Capitalized terms used in this Second Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
RECITALS

A.	The Company currently maintains the 2010 Plan.

B.	The Board believes it is in the best interests of the Company and its stockholders to amend the 2010 Plan to increase the Share Limit and to incorporate the terms and conditions set forth herein.
AMENDMENT
The Plan is hereby amended as follows, effective as of the date of the Annual Meeting that occurs in 2019, provided that it is approved by the Company’s stockholders on that date.
1. Section 5(a). Section 5(a) of the Plan is hereby deleted and replaced in its entirety with the following:
“Aggregate Limit. The maximum number of shares of Common Stock which may be issued pursuant to Grants under the Plan shall be equal to the sum of (x) 104 million shares of Common Stock, (y) the number of shares of Common Stock which as of the Effective Date remained available for issuance under the 2005 Plan, and (z) any shares of Common Stock subject to awards outstanding under the 2005 Plan as of the Effective Date which, on or after the Effective Date, are forfeited or otherwise terminate or expire for any reason without the issuance of shares to the holder thereof (the “Overall Share Limit”). The number of shares authorized for grant as Incentive Stock Options shall be no more than the Overall Share Limit. The foregoing shall be subject to adjustment as provided below in this Section 5 and in Section 17. Notwithstanding the foregoing, if a Grant (a “Substitute Grant”) is made pursuant to the conversion, replacement or adjustment of outstanding equity awards in connection with any acquisition, merger or other business combination or similar transaction involving the Company, the Overall Share Limit shall not be reduced as a result, to the extent the Substitute Grant is permitted without stockholder approval by the listing standards of the Nasdaq Stock Market.”
2. Section 5(b)(i). The second sentence of Section 5(b)(i) of the Plan is hereby deleted and replaced in its entirety with the following:
“The “Full-Value Share Debiting Rate” means:
(A) with respect to Full-Value Grants granted prior to March 1, 2019, three (3.0); and
(B) with respect to Full- Value Grants granted on or after March 1, 2019, two and seven-tenths (2.7).”
3. Section 5(d). Section 5(d) of the Plan is hereby deleted and replaced in its entirety with the following:
“Addbacks Relating to Full-Value Grants. To the extent that a Full-Value Grant is forfeited or otherwise terminates or expires without shares having been issued, or is settled for cash, the number of shares available under the Plan shall be increased by the Full-Value Share Debiting Rate actually used for such Full-Value Grant to reduce the number of shares available under the Plan, multiplied by the number of shares subject to such Full-Value Grant that is forfeited, not issued or is settled in cash.”

4. Section 5(e). The second sentence of Section 5(e) of the Plan is hereby deleted and replaced in its entirety with the following:
“Notwithstanding any provision in the Plan to the contrary, the sum of the aggregate grant date fair value of equity-based Grants and the amount of any cash-based Grants or other cash fees that may be granted or paid to a single Outside Director as compensation for services as an Outside Director in a single calendar year shall not exceed $750,000.”
5. Section 18(a). Section 18(a) of the Plan is hereby deleted in its entirety and replaced with the following:
“In the event of a Change in Control, (i) with respect to Grants that are not Performance Vesting Awards (as defined below), unless a Qualifying Replacement Award is provided to the applicable Participant to replace the applicable Grant, any such Grant that is an Option or Stock Appreciation Right then outstanding shall vest and be fully exercisable as of the date of the Change in Control, any such Grant of Restricted Stock or Restricted Stock Units then outstanding shall be fully vested as of the date of the Change in Control, and any such Grant of Restricted Stock Units then outstanding shall (subject to Section 18(c)) be settled immediately (in cash or Common Stock, determined in the manner provided for in the terms thereof, but subject to Section 17); (ii) with respect to Grants that are not Performance Vesting Awards (other than Performance Vesting Awards that are replaced by Qualifying Replacement Awards and cease to be subject to performance-based vesting conditions), if a Qualifying Replacement Award is provided to the applicable Participant to replace such Grant, then, in the event that the Participant incurs a Severance by the Company without Cause within the 24-month period immediately following the Change in Control, then, any such Qualifying Replacement Award that relates to (x) Options or Stock Appreciation Rights outstanding as of immediately prior to the Participant’s Severance shall become fully vested and exercisable as of the date of such Severance and remain exercisable until the earlier of (A) the second anniversary of the Severance and (B) the end of the applicable Term, and (y) Restricted Stock or Restricted Stock Units outstanding as of immediately prior to the Participant’s Severance shall be fully vested as of the date of such Severance, and any such Qualifying Replacement Award that relates to Restricted Stock Units shall (subject to Section 18(c)) be settled immediately upon such Severance (in cash or Common Stock, determined in the manner provided for in the terms thereof, but subject to Section 17); and (iii) unless a Qualifying Replacement Award is provided to the applicable Participant to replace the applicable Grant, any Performance Vesting Award granted on or after the Amendment Date shall, immediately prior to, and subject to the consummation of, such Change in Control, vest and (subject to Section 18(c)) be settled immediately (in cash or Common Stock, determined in the manner provided for in the terms thereof, but subject to Section 17) based on the greater of (x) actual performance through the date of the Change in Control or (y) prorated target performance, with the number of shares based on a fraction, the numerator which is the number of days elapsed in the applicable performance period through the date of the Change in Control, and the denominator of which is the total number of days in the applicable performance period; in each case, subject to the terms of any Grant, Individual Agreement, Program or Section 18(c). Notwithstanding the foregoing, except to the extent that a Qualifying Replacement Award is not provided to the applicable Participant to replace the applicable Grant as set forth in this Section 18(a), (1) in no event shall any Grant granted on or after the Amendment Date provide for accelerated vesting or exercisability (as applicable) solely upon the occurrence of a Change in Control, and (2) in no event shall either the Board or the Committee accelerate the vesting or exercisability (as applicable) of any Grant, in whole or in part, solely upon the occurrence of a Change in Control. For purposes of the Plan, “Performance Vesting Award” means a Grant that is subject to performance-based vesting.”
6. Section 18(c). Section 18(c) of the Plan is hereby deleted and replaced in its entirety with the following:
“Notwithstanding the foregoing, with respect to any Grant that provides for the deferral of compensation and is subject to Code Section 409A, (i) if a Change in Control constitutes a payment event with respect to such Grant, the transaction or event described in Section 18(b) with respect to such Grant must, for purposes of such payment event, also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A, and (ii) the settlement provisions of this Section 18 shall not apply to such Grant and the settlement of such Grant shall be governed by the applicable Grant agreement, it being understood that this Section 18(c) shall not limit application of the vesting provisions of this Section 18 to any such Grant.”

7. Section 18(d). The following new Section 18(d) is hereby added to the Plan:
“(d) “Qualifying Replacement Award” means an award that (i) is of the same type as the Grant it is replacing (the “Replaced Award”), (ii) has a value that is no less than the value of such Replaced Award as of the date of the applicable Change in Control, (iii) if such Replaced Award was an equity-based award, relates to publicly traded equity securities of the Company or of the ultimate parent entity, as applicable, following such Change in Control, (iv) contains terms relating to vesting (including with respect to a Severance) that are no less favorable to the applicable Participant than those of such Replaced Award, and (v) has other terms and conditions that are no less favorable to the applicable Participant than the terms and conditions of such Replaced Award as of the date of such Change in Control. Without limiting the generality of the foregoing, a Qualifying Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this paragraph are satisfied shall be made by the Committee, as constituted immediately before the applicable Change in Control, in its sole discretion.”
8. This Second Amendment shall be and, as of the Second Amendment Date, is hereby incorporated in and forms a part of the Plan.
9. Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, Mattel has caused this Second Amendment to be executed, effective as of May 16, 2019.

MATTEL, INC.
By:	/s/ Amanda Thompson
Name:	Amanda Thompson
Title:	Executive Vice President and Chief People Officer

Dated:	May 16, 2019